EXHIBIT 99.1

N E W S    R E L E A S E

Contact:	Peter D. Brown
Vice President, Treasurer
and Investor Relations
Foot Locker, Inc.
(212)720-4254

FOOT LOCKER, INC. REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

•	Fourth Quarter Income from Continuing Operations Increases 21 Percent to $0.57 Per Share
•	Full Year Income from Continuing Operations Increases 17 Percent to $1.64 Per Share
•	Year-end Cash and Short-term Investments Total $492 million
•	2005 EPS Expected to Increase 10-to-20 Percent
•	2005 Capital Expenditures Planned at $170 Million

NEW YORK, NY, March 1, 2005 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its fourth quarter and full year ended January 29, 2005.

Fourth Quarter Results

Net income increased 21 percent to $0.57 per share, or $89 million, from $0.47 per share, or $71 million last year. For the fourth quarter period, sales increased 15.1 percent to $1,535 million this year compared with sales of $1,334 million for the corresponding prior year period. Fourth quarter comparable-store sales increased 2.5 percent.

“Our fourth quarter earnings per share increase of 21 percent was above the high end of our original guidance range, and reflected a solid comparable-store sales increase, an improving operating profit margin rate and a lower effective income tax rate,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “The financial highlights of the fourth quarter also included a strong total sales increase, a higher gross margin rate and continued effective expense management.”

Full Year Results

Full year net income increased 35 percent, to $1.88 per share, or $293 million, compared with $1.39 per share, or $207 million last year. Results from discontinued operations reflect an income tax benefit of $38 million, or $0.24 per share, in 2004, versus a loss related to revisions in estimates to discontinued reserves of $1 million, or $0.01 per share, in 2003. Income from continuing operations increased 17 percent to $1.64 per share, or $255 million, versus $1.40 per share, or $209 million last year. Full year sales increased 12.1 percent to $5,355 million, compared with sales of $4,779 million last year. Comparable-store sales increased 0.9 percent.

Financial Position/Dividend Increase

The Company utilized its strong cash flow during 2004 to fund acquisitions, support its capital expenditure program, reduce its liabilities and increase cash dividends to its shareholders. At the end of the year, the Company’s cash and short-term investment position stood at $492 million, and its financial position strengthened due to the following initiatives that were completed during 2004:

•	$150 million of 5.5% convertible notes were converted to equity
•	Federal income tax return examinations through fiscal 2003 were completed, resulting in $47 million reduction of income tax liabilities
•	Under funded pension liability was reduced by $71 million
•	Company’s $200 million revolving credit facility was amended and restated, with its term extended to 2009
•	New 5-year, $175 million term loan was negotiated with the Company’s existing bank group

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Mr. Serra continued, “We are pleased that during 2004 we continued to produce a meaningful and consistent earnings increase. 2004 was a milestone year for our Company, in many respects, including the celebration of the 30th anniversary of the opening of our first Foot Locker store, the acquisition of the 349-store Footaction chain as well as the expansion into our 18th country by acquiring 11 stores in the Republic of Ireland. We concluded the year with a strong balance sheet that provides financial flexibility should appropriate investment opportunities arise.”

Operating Highlights

During 2004, Foot Locker continued to focus on maximizing the productivity of its existing store base while also implementing programs to grow its business. The Company opened 457 new stores during the year, including 360 stores that were acquired, remodeled/relocated 225 stores and closed 100 stores. At January 29, 2005, the Company operated 3,967 stores in 18 countries in North America, Europe and Australia. Excluded from this total are 10 former The Athlete’s Foot stores that the Company recently purchased through the Bankruptcy Court, that it expects to open in fiscal 2005.

2005 Outlook

The Company is encouraged that it will continue to build upon its track record of generating solid sales and earnings per share increases. For 2005, a comparable-store sales increase in the low-to-mid single digit range is currently expected with earnings per share growth of 10-to-20 percent. The Company currently expects its first quarter earnings per share to increase towards the high end of this 10-to-20 percent range, with an opportunity to exceed this guidance if its current sales trend continues. Capital expenditures are planned at $170 million for 2005, including the opening of up to 100 new stores and remodeling/relocating of 275 stores.

The Company is hosting a live conference call at 10:00 am (EST) on Wednesday, March 2, 2005. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 pm on Monday, March 14, 2005.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management’s current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas and the ability of the Company to execute its business plans effectively with regard to each of its business units. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended January 29, 2005 and January 31, 2004
(In millions, except per share amounts)

	Fourth Quarter 2004	Fourth Quarter 2003

Sales	$1,535	$1,334

Cost of sales (4)	1,058	920
Selling, general and administrative expenses	302	263
Depreciation and amortization (4)	42	37
Interest expense, net	3	4

	1,405	1,224

Income from continuing operations before income taxes	130	110
Income tax expense	41	39

Income from continuing operations	89	71
Loss on disposal of discontinued operations, net of tax	—	—

Net income	$89	$71

Diluted EPS:
Income from continuing operations	$0.57	$0.47
Loss on disposal of discontinued operations, net of tax	—	—

Net income	$0.57	$0.47

Weighted-average diluted shares outstanding	157.8	155.0

	Full Year 2004		Full Year 2003

Sales	$5,355		$4,779

Cost of sales (4)	3,722		3,297
Selling, general and administrative expenses	1,088		987
Depreciation and amortization (4)	154		152
Restructuring charge	2		1
Interest expense, net	15		18

	4,981		4,455

Income from continuing operations before income taxes	374		324
Income tax expense	119		115

Income from continuing operations	255		209
Income/(loss) on disposal of discontinued operations, net of tax	38	(1)	(1	)(2)

Cumulative effect of accounting changes, net of tax	—		(1	)(3)

Net income	$293		$207

Diluted EPS:
Income from continuing operations	$1.64		$1.40

Income/(loss) on disposal of discontinued operations, net of tax	0.24	(1)	(0.01	)(2)

Net income	$1.88		$1.39

Weighted-average diluted shares outstanding	157.1		152.9

(1)	Income tax benefit related to discontinued businesses.
(2)	Represents revisions in estimates to reserves for discontinued businesses.
(3)	Related to adoption of SFAS No. 143 “Accounting for Asset Retirement Obligations.”
(4)	Certain amounts in the prior fiscal year have been reclassified to conform to the presentation in the current fiscal year related to the accounting for construction allowances received from landlords.

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FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)

	January 29, 2005	January 31, 2004

Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$492	$448
Merchandise inventories	1,151	920
Other current assets	187	151

	1,830	1,519
Property and equipment, net (1)	715	668
Deferred tax assets	180	194
Other assets	511	332

	$3,236	$2,713

Liabilities and Shareholders' Equity

CURRENT LIABILITIES
Accounts payable	$381	$234
Accrued liabilities	272	300
Current liabilities and reserves for restructuring and
discontinued operations	10	11
Current portion of long-term debt and obligations
under capital leases	18	—

	681	545
Long-term debt and obligations under capital
leases	347	335
Other liabilities (1)	378	458
SHAREHOLDERS' EQUITY	1,830	1,375

	$3,236	$2,713

(1)	Certain balances in the prior fiscal year have been reclassified to conform to the presentation in the current fiscal year related to the accounting for construction allowances received from landlords.

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FOOT LOCKER, INC.
Store and Estimated Square Footage
(unaudited)
(Square footage in thousands)

	January 29, 2005	January 31, 2004	February 1, 2003	February 2, 2002	February 3, 2001

Foot Locker U.S.
Number of stores	1,428	1,448	1,477	1,472	1,453
Gross square footage	5,809	5,916	6,043	6,039	5,926
Selling square footage	3,390	3,447	3,497	3,442	3,372

Footaction
Number of stores	349	—	—	—	—
Gross square footage	1,683	—	—	—	—
Selling square footage	1,049	—	—	—	—

Lady Foot Locker
Number of stores	567	584	606	632	662
Gross square footage	1,265	1,303	1,362	1,416	1,463
Selling square footage	705	723	781	816	839

Kids Foot Locker
Number of stores	346	357	377	391	398
Gross square footage	837	863	912	944	972
Selling square footage	497	514	547	567	574

Champs Sports
Number of stores	570	581	582	574	586
Gross square footage	3,173	3,239	3,262	3,262	3,370
Selling square footage	2,178	2,244	2,292	2,280	2,373

Foot Locker International
Number of stores	707	640	583	521	483
Gross square footage	2,013	1,823	1,639	1,482	1,345
Selling square footage	1,069	992	920	837	756

Total Athletic Group
Number of stores	3,967	3,610	3,625	3,590	3,582
Gross square footage	14,780	13,144	13,218	13,143	13,076
Selling square footage	8,888	7,920	8,037	7,942	7,914

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